EXHIBIT 99.1
                                  ------------

                                  NAC RE CORP.
                               One Greenwich Plaza
                                  P.O. Box 2568
                            Greenwich, CT 06836-2568
                              Phone: (203) 622-5200
                               Fax: (203) 622-5511

NEWS RELEASE



Contact:          Richard H. Miller
                  CFO & Treasurer
                  NAC Re Corp.
                  (203) 622-5535

              NAC RE CORP. STOCKHOLDERS ADOPT MERGER AGREEMENT AND
                       APPROVE MERGER WITH XL CAPITAL LTD

GREENWICH, CT, May 26, 1999 - NAC Re Corp. (NYSE:NRC)("NAC Re") announces that at today's special meeting, its stockholders adopted the Agreement and Plan of Merger, dated as of February 15, 1999, as amended (the "Merger Agreement"), pursuant to which NAC Re will merge with a wholly-owned subsidiary of XL Capital Ltd (NYSE:XL)("XL"). The merger was previously announced on February 16, 1999. The merger remains subject to the closing conditions set forth in the Merger Agreement.

Under the terms of the merger approved today, stockholders of NAC Re will receive 0.915 of an XL share for each NAC Re share owned in a tax-free exchange of shares that will be accounted for as a pooling of interests under U.S. generally accepted accounting principles.

Of the votes cast, over 99.5% percent voted in favor of the adoption of the Merger Agreement.

The merger is currently expected to be completed in June, 1999.

NAC Re Corp. is the parent company of NAC Reinsurance Corporation, an A+ rated U.S. reinsurer which is licensed in all fifty states, the District of Columbia and all provinces of Canada.

XL Capital Ltd, through its wholly-owned subsidiaries, including XL Insurance Ltd., XL Mid Ocean Reinsurance Ltd., The Brockbank Group plc and XL Capital Products Ltd., is a leading provider of insurance and reinsurance coverages and financial products worldwide.

Additional information on both NAC Re and XL is available from their respective web sites, "www.nacre.com" and "www.xl.bm."

Safe Harbor for Forward-Looking Statements
------------------------------------------

Certain statements made in NAC Re's presentation that are not based on current or historical fact are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements involve known and unknown risks, assumptions, uncertainties, and other factors that may cause actual results, performance, or achievements of NAC Re or the industry to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.

NAC Re has identified certain risk factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in NAC Re's Securities and Exchange Commission filings including, but not limited to, its most recent Forms 10-K, 10-Q, and 8-K, and all such discussions regarding risk factors are hereby incorporated by reference into this presentation. Copies of these filings are available from NAC Re or directly from the SEC.